Exhibit 99.1

NEWS RELEASE

BIO-key Reviews Q3 Results and

Funding and Technology License Agreements

Highlights Immediate Benefits of its Recent Funding & Strategic Agreements

Wall, NJ, November 16, 2015 – BIO-key International, Inc. (OTCQB: BKYI), a leading fingerprint biometric identification software and technology provider, today reported results for its third quarter ended September 30, 2015. The Company will host a conference call today at 10:00 a.m. EDT (details below) to review its results and it recent agreements that expand its technology base, product capabilities, global reach and provide a strong financial footing to fund future growth.

Recent Highlights:

●	Reported Q3 and 9 month revenues of $670,000 and $3,591,000, respectively, nearly in-line with the lower end of the revenue guidance range.
●	Raised $7.5M in net new capital via private placement of convertible preferred securities convertible into common stock at $0.30 per share.
●	Secured commercial license to a portfolio of mobile and online payment software technologies from strategic partner and investor China Goldjoy Group Limited (CGG) (Hong Kong: 1282).
●	Shipped mobile biometric security solution for a new global payment customer
●	Launched Asian sales, business development, and sourcing presence, opening offices in Hong Kong and the Peoples Republic of China (PRC).
●	Partnered with Microsoft for its “Ignite your business with Windows 10 and Office 2016” series of events in 12 cities

Michael DePasquale, Chairman and CEO of BIO-key commented, “While the bulk of our recent efforts have been focused on negotiating and completing transformational technology licensing and funding transactions that have closed in recent weeks, BIO-key achieved Q3 revenue performance that was just shy of the low end of our Q3 revenue guidance. Importantly, we believe we have fundamentally reshaped BIO-key and its future growth potential through a significant cash infusion combined with a technology license agreement with an existing partner and leading provider of biometric and mobile payment processing technologies.

“These strategic agreements are already delivering tangible benefits to our company in terms of both sales opportunities and completed sales. During Q4, we have booked orders and completed an initial product shipment to a global payment company for a new mobile security application. At the same time, BIO-key is now able to pursue sales and marketing initiatives, such as our multi-city marketing partnership with Microsoft and the opening of BIO-key sales and sourcing offices in Hong Kong and in the PRC, which substantially expand the scope of our business reach.

While we continue to expect variability in our quarterly operating results due to the size and shipment timing of orders in our pipeline, we are now even more bullish on BIO-key’s near- and long- term prospects, and remain comfortable in achieving full year 2015 results within our guidance range.”

Q3 Results

Total revenue for Q3’15 decreased to $669,846 compared to a strong 2014 performance of $1,283,847 based on the shipment of a few large non-recurring license orders in Q3’14. Q3’15 license and other fee revenue decreased to $419,655 compared to $787,720 in Q3’14 and service revenues decreased to $250,191 in Q3’15 from $496,127 in Q3’14. The non-recurring custom services decreased due to a customer project that was completed at year-end 2014.

Q3’15 gross margin was 44% as compared to 81% in Q3’14, principally due to the decrease in higher margin license sales and higher volume hardware sales. Q3’15 operating expenses rose 5% to $1,382,566 from $1,314,513 in Q3’14, reflecting increases in both SG&A and R&D expenses related to the expanding scope of the business, costs related to the strategic transactions, and R&D efforts focused on product refresh updates and new product offerings, along with a reclassification of roughly $100,000 of Q3’14 service related R&D expenses to Cost of Goods Sold.

BIO-key reported Q3’15 net loss of ($1,079,584), or ($0.02) per basic share, compared to a net loss of ($51,526), or ($0.00) per basic share, in Q3’14. BIO-key had a weighted average number of basic shares outstanding of 66,038,941 and 58,026,262 in Q3’15 and Q3’14, respectively. Share and per-share figures have been adjusted to reflect a February, 2015 2-for-1 reverse split.

Liquidity and Capital Resources

Net cash used for operations during Q3’15 was ($973,836) compared to ($1,696,817) in Q3’14. As of September 30, 2015, BIO-key reported current assets and working capital of $2,425,956 and ($604,256), respectively. Reflecting the impact of the convertible preferred placements and strategic license agreement, as of 11/12/2015 current assets and working capital were approximately $12,800,000 and $11,400,000, respectively.

2015 Financial Guidance

The Company’s Fourth Quarter 2015 Opportunity Pipeline, representing the aggregate total of all deal opportunities that could book as revenue during the quarter, is comprised of 43 deals valued at approximately $10 million. The Company’s opportunity pipeline for the next twelve months (the aggregate total of all deal opportunities that could book as revenue over the next twelve months ending September 30, 2016) consists of 127 opportunities valued at $30 million, as compared to $25.0 million at December 31, 2014 and $25.0 million at June 30, 2015. Given the variability in the timing and size of potential contracts within the Company’s sales opportunity pipeline, BIO-key’s quarterly financial performance will likely vary significantly from quarter to quarter.

BIO-key has tightened its full year 2015 revenue guidance range to $5 million to $6 million, compared to revenue of $4.0 million in 2014. BIO-key expects Q4 revenue to range between $1.4 million and $2.2 million, versus $1.5 million in Q4 ’14.

Gross margin is expected between 75% and 80% for the Fiscal Fourth Quarter and full year 2015 period. Reflecting additional dividend expense, BIO-key has revised its cash breakeven level to annual revenues of roughly $6.9 million.

Conference Call and Webcast Replay

Date/Time:	Monday, November 16, 2015 at 10:00 a.m. EDT
Dial-In number:	877-418-5460 or 412-717-9594, ask for BIO-key call
Webcast Replay:	Available shortly after call at www.bio-key.com/events
Call Replay:	877-344-7529 U.S., 855-669-9568 Canada, 412-317-0088 Intl.
Access code: 10070824

About BIO-key

BIO-key International, Inc. develops and delivers advanced fingerprint biometric identification solutions to commercial and government enterprises, integrators, and application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release and in other public statements by the Company and Company officers include or may contain certain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition between us and other companies in the biometric technology industry; market acceptance of biometric products generally and our products under development; delays in the development of products and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor & Media Contacts:
Jay Meier, VP Corporate Development	David Collins, Tanya Kamatu
BIO-key Intl, Inc.	Catalyst Global
651-789-6116	212-924-9800
Jay.meier@bio-key.com	bkyi@catalyst-ir.com

FINANCIAL INFORMATION.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$72,232	$843,632
Accounts receivable, net of allowance for doubtful accounts of $20,526 at September 30, 2015 and December 31, 2014	2,165,416	625,341
Due from factor	-	76,657
Inventory	150,720	11,825
Prepaid expenses and other	37,588	236,429
Total current assets	2,425,956	1,793,884
Equipment and leasehold improvements, net	73,538	103,509
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	151,140	161,344
Total non-current assets	233,390	273,565
TOTAL ASSETS	$2,659,346	$2,067,449

LIABILITIES
Accounts payable	$1,307,984	$347,311
Accrued liabilities	432,793	488,617
Due to factor	533,422	-
Notes payable	270,000	-
Deferred revenue	392,815	429,233
Warrant liabilities	93,198	43,227
Total current liabilities	3,030,212	1,308,388
TOTAL LIABILITIES	3,030,212	1,308,388

Commitments and contingencies

STOCKHOLDERS’ (DEFICIT) EQUITY:
Common stock — authorized, 170,000,000 shares; $.0001 par value issued and outstanding; 66,073,482 at September 30, 2015, and 66,001,260 as of December 31, 2014	6,607	6,600
Additional paid-in capital	57,627,210	57,506,605
Accumulated deficit	(58,004,683)	(56,754,144)
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(370,866)	759,061
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$2,659,346	$2,067,449

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenues
Services	$250,191	$496,127	$755,813	$1,027,069
License fees and other	419,655	787,720	2,835,662	2,027,089
	669,846	1,283,847	3,591,475	3,054,158
Costs and other expenses
Cost of services	30,283	144,224	154,251	296,504
Cost of license fees and other	344,557	99,730	505,339	225,925
	374,840	243,954	659,590	522,429
Gross Profit	295,006	1,039,893	2,931,885	2,531,729

Operating Expenses
Selling, general and administrative	1,013,778	989,521	3,034,318	2,741,665
Research, development and engineering	368,788	324,992	1,169,427	1,282,536
	1,382,566	1,314,513	4,203,745	4,024,201
Operating loss	(1,087,560)	(274,620)	(1,271,860)	(1,492,472)
Other income (expense)
Interest income	1	2	5	5
Interest expense	(20,000)	-	(20,000)	-
Gain on derivative liabilities	27,975	223,892	42,228	117,153
Income taxes	-	(800)	(912)	(1,712)
Total other income (expense)	7,976	223,094	21,321	115,446

Net loss	$(1,079,584)	$(51,526)	$(1,250,539)	$(1,377,026)

Basic and Diluted Loss per Common Share	$(0.02)	$(0.00)	$(0.02)	$(0.02)

Weighted Average Shares Outstanding:
Basic and Diluted	66,038,941	58,026,262	66,013,958	57,989,165

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2015	2014

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,250,539)	$(1,377,026)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation	32,049	29,905
Amortization
Intangible assets	10,204	10,205
Gain on derivative liabilities	(42,228)	(117,153)
Amortization on note payable discount	20,000	-
Share-based compensation	258,297	170,282
Other	-	6
Change in assets and liabilities:
Accounts receivable	(1,540,075)	(347,549)
Due from factor	76,657	(19,259)
Due to factor	533,422	-
Inventory	(138,895)	(2,649)
Prepaid expenses and other	198,841	(7,104)
Accounts payable	960,673	(83,634)
Accrued liabilities	(55,824)	144,216
Deferred revenue	(36,418)	(97,057)
Net cash used for operating activities	(973,836)	(1,696,817)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,078)	(9,353)
Net cash used for investing activities	(2,078)	(9,353)
CASH FLOW FROM FINANCING ACTIVITIES:
Repurchase of outstanding warrants	-	(150,000)
Stock issued to directors	13,000	-
Proceeds from issuance of Note Payable	250,000	-
Costs to issue common stock	(58,486)	-
Net cash provided by (used for) financing activities	204,514	(150,000)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(771,400)	(1,856,170)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	843,632	2,023,349
CASH AND CASH EQUIVALENTS, END OF PERIOD	$72,232	$167,179